ISBA Announces Second Quarter 2014 Dividend
Mt. Pleasant, Michigan, May 29, 2014 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation's Board of Directors declared a second quarter cash dividend of $0.22 per share – a 4.76% increase from second quarter 2013 – at its regular meeting held on May 28, 2014. The dividend will be payable on June 30, 2014 to shareholders of record as of June 25, 2014. The closing stock price for ISBA on May 28, 2014 was $22.77.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”